Waiver of Monthly Deductions Rider

Benefit

We will waive the monthly deductions for this policy upon receipt of proof that total disability:

         o has occurred while this benefit is in force; and

         o occurs before the Insured's age 65; and

         o occurs after the Insured attains age 5; and

         o continues for six uninterrupted months.

If total disability occurs on or before age 60, the monthly deductions will be waived while total disability continues. If total disability occurs after age 60, but before age 65, the monthly deductions becoming due before age 70 will be waived while total disability continues.

Monthly deductions will be charged until we approve a claim for waiver of monthly deductions. If the claim is approved the Accumulated Value will be adjusted. This adjustment will waive monthly deductions for the period between date of disability and approval of claim.

Increase in Waiver Coverage - Coverage under this rider can be increased when the Specified Amount is increased if the Insured is not totally disabled.

Age - Insured's age 60 or age 65 means the policy anniversary nearest the Insured's 60th or 65th birthday, respectively.

Total Disability - Total Disability is disability which:

     o    results from bodily injury or disease; and

     o prevents the Insured from engaging in an occupation. During the first 24 months of disability, an occupation is the occupation of the Insured at the time disability began; this includes attendance as a student at a school or college. After the first 24 months of disability, an occupation is any occupation for which the Insured is qualified by education, training or experience.

Even if the Insured engages in an occupation, the total, permanent loss of the useo f on the following is considered total disability:

         o both eyes; or

         o both hands; or

         o both feet; or

         o one hand and one foot.

Limitations - Monthly deductions will not be waived if the Insured's disability results from:

         o voluntary self-inflicted injury, whether sane or insane; or

         o war or any act of war, whether declared or not; or

         o injury, disease, or infection which first manifested itself before or at the time of application for this rider unless noted on the application for this rider; or

         o injury, disease, or infection which first manifested itself before reinstatement of this rider if lapsed and then reinstated, unless noted on the application for reinstatement.

Notice of Claim - Written notice of a claim must be given to our Home Office during:

         o the Insured's lifetime; and

         o the continuance of total disability.

Failure to give notice will not invalidate a claim if it is shown that notice was given as soon as reasonably possible. No monthly deduction due more than one year prior to notice of claim will be waived.

Proof of Continued Disability - Written proof that total disability is continuing may be required at reasonable intervals. After two years of continued disability, proof will not be required more than once a year. No further monthly deduction will be waived if the Insured:

     o    does not furnish proof of continued disability, or

     o    becomes able to perform an occupation.

Incontestability - We will not contest this rider after it has been in force, in the absence of fraud, during the Insured's lifetime for two years from the effective date or the date of reinstatement.

Termination - The rider will terminate:

     o if any monthly deduction for this policy or rider is not paid before the end of the grace period; or

     o if the policy is surrendered or lapsed according to the Policy Values Provisions; or

     o if reduced paid up insurance is purchased with the policy's cash surrender value; or

     o    if the policy terminates for any reason; or

     o on the Insured's age 65, unless monthly deductions are then being waived; or

     o when the waiver of monthly deductions ceases if monthly deductions are being waived at age 65; or

     o    on written request to us.

Reinstatement - This rider may be reinstated if:

     o    the Insured is an insurable risk acceptable to us; and

     o    The reinstatement provision is also satisfied.

Settlement - No monthly deduction waived will be deducted from any settlement of this policy. The policy values will be te same as if the monthly deduction waived had been paid.

Effective Date - If this rider is included in the policy at issue, the effective date will be shown on the Policy Schedule. If this rider is added to a policy already in force, the effective date will be shown on the Policy Contract Amendment.

The rider will take effect provided:

     o the monthly cost of insurance is deducted from the Accumulated Value during the Insured's lifetime; and

     o the Insured's risk class has not changed since the application for this rider.

Consideration - This rider is part of the policy to which it is attached. It is issued in consideration of the application and its cost of insurance. The cost of insurance for this rider is deducted from the Accumulated Value at the same time and in the same manner as the cost of insurance for the policy. If the cost of insurance for the policy. If the cost of insurance for any other rider attached to the policy ceases to be deducted, then the part of the cost of insurance for this rider with respect to other rider shall cease to be deducted.

Cost of Insurance - The monthly cost of insurance for this rider is equal to the product of A times B times C where:

     A is a factor based on the attained age and sex of the Insured and is shown in the table below; and

     B is the classification factor for this rider and if included in the policy at issue is shown on the Policy Schedule. If this rider is added to a policy already in force the classification factor will be shown on the Policy Contract Amendment; and

     C is the total monthly deduction for the Insured's Death Benefit and for any additional benefits provided by rider.


                                TABLE OF FACTORS
                             (Described in A above)
                For Determining Cost of Insurance for this Rider.

-----------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------
    Attained                   Factor                  Attained                  Factor
       Age                   Male Female                  Age
                                                                              Male Female

-----------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------
       0-4             0.012            0.012             34            0.067            0.106
        5              0.055            0.070             35            0.068            0.108
        6              0.055            0.070             36            0.070            0.109
        7              0.055            0.070             37            0.071            0.113
        8              0.056            0.070             38            0.073            0.114

        9              0.056            0.071             39            0.074            0.116
       10              0.056            0.073             40            0.076            0.118
       11              0.056            0.076             41            0.077            0.119
       12              0.056            0.079             42            0.078            0.119
       13              0.056            0.083             43            0.079            0.119

       14              0.056            0.088             44            0.082            0.120
       15              0.056            0.090             45            0.084            0.121
       16              0.056            0.091             46            0.089            0.124
       17              0.056            0.092             47            0.094            0.128
       18              0.056            0.092             48            0.100            0.132

       19              0.058            0.094             49            0.106            0.137
       20              0.058            0.094             50            0.113            0.142
       21              0.058            0.094             51            0.120            0.145
       22              0.060            0.094             52            0.127            0.149
       23              0.060            0.095             53            0.136            0.154

       24              0.061            0.095             54            0.146            0.157
       25              0.061            0.095             55            0.160            0.161
       26              0.061            0.095             56            0.175            0.163
       27              0.062            0.095             57            0.194            0.167
       28              0.062            0.096             58            0.215            0.169

       29              0.062            0.096             59            0.239            0.172
       30              0.064            0.097             60            0.253            0.185
       31              0.065            0.100             61            0.270            0.198
       32              0.065            0.102             62            0.285            0.209
       33              0.066            0.104             63            0.299            0.219

                                                          64            0.311            0.228

Signed for the Pan-American Assurance Company at its Home Office in New Orleans, Louisiana



                                                         /s/ William T. Steen
                                                         Corporate Secretary

117